Exhibit 99.1

Press Release

Evergreen Energy Inc. Names Kevin R. Collins President & CEO

DENVER, June 27, 2007 – Evergreen Energy Inc.’s (NYSE Arca: EEE) board of directors has named Kevin R. Collins as president and CEO of the cleaner coal technology and production company, effective Tuesday, June 26.

During the last 60 days, the board carefully evaluated Collins’ performance and leadership qualities, and determined that making him president and CEO on a permanent basis was in the best interest of shareholders. The board expressed confidence in Collins, 50, citing a shared vision for the future of the company as well as operational and managerial accomplishments under his leadership, including operational improvements at the Ft. Union plant, organizational restructuring, and focused business development efforts. Collins’ tenure as president and CEO began on an “interim” basis in late April, 2007.

“Since taking over Kevin has brought a real hands-on approach to the job and imparted a sense of urgency and accountability across our operations,” said Robert J. Clark, chairman of the board. “While there is still much work to be done, this approach is what the board envisioned when it initiated the company’s leadership change in late April.”

The board executive committee charged with finding a new president and CEO monitored Collins’ leadership while concurrently initiating a preliminary outside search. The committee concluded that it was in the best interests of the company to appoint Collins as the new president and CEO based on the company’s progress under his leadership, his familiarity with the company, the quality of his executive team and the continuity it would provide.

“I welcome the board’s confidence and I’m encouraged by the progress we’ve made so far with our operations, management practices and business development,” said Collins. “The need remains to further improve operations at our Gillette, Wyoming coal refinery, and that will be our focus as we seek definitive construction agreements for K-Direct plants and the financing packages that will accompany those agreements,” he added.

About Evergreen Energy

Evergreen Energy Inc. refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.